Exhibit 99.1

For Immediate Release

Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Reports First Quarter Fiscal Year 2009 Financial Results

CAMARILLO, Calif. — February 17, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the first quarter of fiscal year 2009, ended December 31, 2008.  Highlights for this period include:

•                  Revenues were $49.8 million, including $5.0 million in Intellectual Property (IP) licensing revenues, compared to $52.5 million in the first quarter of fiscal year 2008.

•                  Income from operations of $3.1 million, excluding a $191.4 million non-cash charge due to the impairment of goodwill, compared with a loss from operations of $4.9 million in the first quarter of fiscal year 2008.

•                  Ending income of $1.5 million, excluding the goodwill impairment charge, compared with net income of $1.5 million in the first quarter of fiscal year 2008.

•                  Cash totaled $47.4 million at December 31, 2008, up $10.7 million from $36.7 million at September 30, 2008.

•                  Vitesse further demonstrated its innovation in new product development with the introduction of five new products during the quarter.

“We are pleased with our operating performance this quarter, achieved under some very challenging market conditions.  We demonstrated our second sequential quarter of operating profitability, net of our impairment charge, and substantially increased our cash position from last quarter,” said Chris Gardner, chief executive officer of Vitesse.  “We continue to invest in R&D, as demonstrated by the five new products released in the quarter.  We expect 2009 to be a challenging year for the industry.  Accordingly, we have taken aggressive actions to continue to reduce operating expenses.”

First Quarter Financial Results

Revenues for the first quarter of fiscal year 2009 were $49.8 million.  Product revenues were $44.8 million representing a sequential decline of 19.1% from $55.4 million in the fourth quarter of fiscal year 2008, and a decline of 14.7% compared to $52.5 million reported in the first quarter of fiscal year 2008.  Revenue from licensing of IP was $5.0 million, a decrease of $5.0 million from the fourth quarter of fiscal year 2008 and an increase of $5.0 million from the first quarter of fiscal year 2008.

Cost of revenues decreased $4.1 million in the first quarter of fiscal year 2009 compared to the same period in fiscal year 2008.  As a percentage of revenues, cost of revenues was 45.1% in the first quarter of fiscal year 2009 compared to 50.4% in the first quarter of fiscal year 2008.  The decreased cost of revenues, as a percentage of sales, is due to increased revenue from IP licensing.

Engineering, research and development expenses decreased 8.6% to $11.6 million for the first quarter of fiscal year 2009 compared to $12.7 million for the first quarter of fiscal year 2008.  Selling, general and administrative expense was $10.4 million, which included a gain of $2.9 million for the sale of our Colorado Springs fabrication facility for the first quarter of fiscal year 2009 compared to $13.9 million for the same period in fiscal year 2008.

Excluding the goodwill impairment charge, income from operations was $3.1 million, compared with an operating loss of $4.9 million for the first quarter of fiscal year 2008.  The equivalent GAAP measure of loss from operations of $188.3 million includes a non-cash charge of $191.4 million due to the impairment of goodwill.

Excluding the goodwill impairment charge, ending income was $1.5 million, or $0.00 per share, compared with net income of $1.5 million, or $0.00 per share, for the first quarter of fiscal year 2008.  The equivalent GAAP measure of net loss of $190.0 million, or $(0.84) per share, includes a non-cash charge of $191.4 million due to the impairment of goodwill.

Cash and cash equivalents totaled $47.4 million at December 31, 2008, an increase of $10.7 million from September 30, 2008 and an increase of $5.9 million from December 31, 2007.

Inventory net of reserves, as measured on a sell through model, at December 31, 2008 totaled $33.8 million, a decrease of $3.7 million from September 30, 2008 and a decrease of $3.4 million from December 31, 2007.

Expense Reduction Efforts

The Company has taken strong actions to continue to reduce its spending for the remainder of 2009.  Measures include salary reductions for executive management and other employees, forgoing of annual merit increases, and suspension of 401(k) employer match contributions.  Taken together, these actions are expected to reduce wage and benefit expenses significantly by the third fiscal quarter.

Combined with other steps, the Company expects to reduce overall operating expenses to support the goal of achieving cash flow neutrality for the fiscal year.  These steps support management’s alignment of the Company’s strategic direction with its financial objectives while preserving critical investments in intellectual property and engineering resources as well as its worldwide customer support.

New Product Introductions

Vitesse made five product announcements in the first quarter of fiscal year 2009:

SparX-II-16™ and SparX-II-24™:  A Layer-2 Ethernet switch chipset that introduces to the market Carrier-class networking features such as content aware security, fast failover protection, and advanced Quality of Service (QoS).

VSC8115-05 and VSC8115-06:  These clock and data recovery (CDR) transceivers achieve new industry standards for jitter performance and power dissipation for SONET/SDH-based equipment.

VSC3406 for HD Video:  This clock and data recovery (CDR) transceiver has been optimized for transmission in high-definition (HD) video broadcast equipment.  The VSC3406 combines its signal integrity feature-set with Vitesse’s award-winning VScope™ waveform viewing technology.

Conference Call Information

A conference call is scheduled for Wednesday, February 18, 2009, at 1:30 pm Pacific Time/4:30 pm Eastern Time.  To listen to the conference call via telephone, dial 800-450-5178 (U.S. toll-free) or 706-679-6171 (International) and provide the passcode 84892987.  Participants should dial in at least 10 minutes prior to the start of the call.  The Company will also broadcast the conference call via a webcast over the internet.  To listen to the webcast, please visit the investors section of the Vitesse website at www.vitesse.com.  The call will be recorded and available for replay for seven days.  To access the audio replay, dial 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and provide the passcode 84892987.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide.  Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Optical Transport, and other applications.  Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications.  Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark and SparX and VScope are trademarks in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation.  All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts.  These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as  “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words.  Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2008	2008
	(in thousands, except share data)

ASSETS
Current assets
Cash and cash equivalents	$47,407	$36,722
Accounts receivable, net	5,057	6,307
Inventory	33,800	37,466
Assets held for sale	—	3,164
Restricted cash	594	592
Prepaid expenses and other current assets	3,477	4,011
Total current assets	90,335	88,262
Property, plant and equipment, net	8,267	8,084
Goodwill	—	191,418
Other intangible assets, net	1,594	913
Other assets	3,701	3,600
	$103,897	$292,277

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Convertible subordinated debt	$96,700	$—
Accounts payable	12,771	16,101
Accrued expenses and other current liabilities	17,931	20,242
Deferred revenue	9,047	2,721
Total current liabilities	136,449	39,064

Other long-term liabilities	1,535	1,564
Long-term debt, net of discount of $530,000 and $577,000 at December 31, 2008 and September 30, 2008, respectively	29,470	29,423
Convertible subordinated debt	—	96,700
Total liabilities	167,454	166,751
Minority interest	164	165
Commitments and contingencies
Shareholders’ (deficit) equity
Preferred stock, $0.01 par value. 10,000,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value. 500,000,000 shares authorized; 226,205,580 shares outstanding at December 31, 2008 and September 30, 2008	2,267	2,267
Additional paid-in-capital	1,748,200	1,747,324
Accumulated deficit	(1,814,188)	(1,624,230)
Total shareholders’ (deficit) equity	(63,721)	125,361
	$103,897	$292,277

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	December 31,
	2008	2007
	(in thousands, except per share data)

Product revenues	$44,810	$52,542
Licensing revenues	5,000	—
Revenues	49,810	52,542
Costs and expenses
Cost of revenues	22,447	26,498
Engineering, research and development	11,581	12,673
Selling, general and administrative (including gain on sale of building of $2.9 million in fiscal 2009)	10,419	13,892
Accounting remediation & reconstruction expense & litigation costs	1,949	3,161
Goodwill impairment	191,418	—
Amortization of intangible assets	319	1,265
Costs and expenses	238,133	57,489

Loss from operations	(188,323)	(4,947)
Other (expense) income
Interest expense, net	(1,130)	(647)
Other income, net	144	949
Other (expense) income, net	(986)	302
Income tax expense (benefit)	650	(1,126)
Minority interest in earnings of consolidated subsidiary	(1)	—
Loss from continuing operations before discontinued operations	(189,958)	(3,519)

Discontinued operations
Income from discontinued operations, net of tax of $901 and gain on sale of $21,500 for the three months ended December 31, 2007	—	4,978
Net (loss) income	$(189,958)	$1,459

Basic and diluted (loss) income per share:
Continuing operations	$(0.84)	$(0.02)
Discontinued operations	—	0.02
Net (loss) income per share	$(0.84)	$—

Weighted average shares outstanding:
Basic and diluted	226,206	223,556